Exhibit 99.1

News Release

Medgenics Reports Third Quarter 2016 Financial Results

PHILADELPHIA, PA – (Marketwired) – November 3, 2016 -- Medgenics, Inc. (NASDAQ: MDGN)

•	Presented Data Confirming Prevalence of Genetic Mutations in Pediatric ADHD at the 63rd Annual American Academy of Child and Adolescent Psychiatry (AACAP) Meeting
•	Began Trading on the NASDAQ Global Markets

Medgenics, Inc. (NASDAQ: MDGN) (the Company) today announced third quarter 2016 financial results and provided a business update.

“We are pleased with the Company’s accomplishments during the first nine months of 2016,” stated Mike Cola, CEO of Medgenics. “The phenotype/genotype data presented during the recent AACAP conference confirms the prevalence of mGluR mutations in the targeted pediatric and adolescent ADHD populations, and demonstrates the Company’s ability to identify genetically stratified patient populations. We continue to make good progress in our study of NFC-1 in mGluR mutation positive (mGluR+) ADHD, and look forward to presenting top-line data from this study, expected around year end.”

Recent Milestones and Upcoming Events

•	Presented New Data on the Prevalence of Genetic Mutations in Pediatric ADHD at the 63rd Annual AACAP Meeting: At AACAP’s 63rd Annual Meeting, the Company presented new data that showed for the first time the prevalence of rare, recurring copy number variants (CNVs) of specific metabotropic glutamate receptor (GRM, mGluR) and related network genes in children and adolescents with Attention Deficit Hyperactivity Disorder (ADHD). The multicenter, non-interventional study enrolled more than 1,000 children and adolescents (age 6 to 17 years) with a diagnosis of ADHD. Phenotype data was collected and saliva samples were submitted to The Center for Applied Genomics (CAG) at Children’s Hospital of Philadelphia (CHOP) for genotyping. In the clinical population evaluated, 20 to 25 percent had observed prevalence of mGluR network CNV mutations.

•	Began Trading on the NASDAQ Global Markets: In October, the Company announced its plans to list on the NASDAQ Global Markets. The NASDAQ exchange is home to many of the Company’s dynamic and high growth biotechnology peers and the Company believes that the move will improve Medgenics’ visibility to investors, enhance trading liquidity, and provide greater exposure to leading biotech and healthcare institutional investors. Trading formally began October 21, 2016.

•	Clinical Development Update: The Company’s clinical development programs continue to progress. The NFC-1 Phase 2/3 ADHD study continues to enroll, with topline data expected around year end. The NFC-1 Phase 1b study in 22Q Deletion Syndrome is actively recruiting patients, with initial data expected in 1H2017. The NFC-1 ADHD-001 non-interventional phenotype/genotype study continues to recruit patients, expanding the genomic database of mGluR+ ADHD patients and helping build a registry for future Phase 3 clinical trials. The Company’s anti-LIGHT antibody for severe pediatric Crohn’s disease in collaboration with Kyowa Kirin is anticipated to initiate a signal finding (Phase 1b) study during 4Q2016, with initial data expected in 1H2017.

Conference Call and Webcast

Medgenics will host a conference call and live audio webcast on Thursday, November 3, 2016 at 8:30 a.m. EDT to report financial results for the third quarter ended September 30, 2016 and discuss recent business updates.

In order to participate in the conference call, please dial (888) 576-4380 (domestic) or (719) 325-2437 (international). The conference passcode is 1910091.

The live webcast can be accessed under "Events" in the Investors section of the Company's website at www.medgenics.com or you may use the link: https://www.webcaster4.com/Webcast/Page/1395/17782

A replay of the call will be available after the end of the conference on November 3, 2016 through February 10, 2017. To access the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and reference the reply passcode 1910091.

The archived webcast will be available for 30 days in the Investor section of Medgenics' website at www.medgenics.com.

Third Quarter Financial Results

The Company reported financial results for the three and nine months ended September 30, 2016 and the filing with the U.S. Securities and Exchange Commission (SEC) of the Company's Quarterly Report on Form 10-Q. The Form 10-Q includes unaudited interim consolidated financial statements containing the information presented below, as well as additional information regarding the Company. The Form 10-Q is available at www.sec.gov and at www.medgenics.com.

Gross and net research and development expenses for the three months ended September 30, 2016 were $7.73 million and $7.53 million, respectively, increasing from $4.57 million and $4.20 million, respectively, for the same period in 2015 mainly due to increased sub-contractor costs to advance the Company’s clinical activities related to the NFC-1 (MDGN-001) program.

Non-recurring research and development expenses of $8.17 million for the three months ended September 30, 2015 were related to the Company’s acquisition of neuroFix LLC.

General and administrative expenses for the three months ended September 30, 2016 were $3.04 million, increasing slightly from $3.00 million for the same period in 2015.

Financial expenses for the three months ended September 30, 2016 were de minimis, decreasing from $1.19 million for the same period in 2015. The $1.19 million of financial expenses in 2015 were mainly due to an increase in the valuation of the Company’s warrant liability. All such warrants requiring revaluation were exercised in 2015, thus eliminating such liability revaluation in 2016.

The Company had cash and cash equivalents of $47.26 million as of September 30, 2016.

For the quarter ended September 30, 2016 the Company reported a loss of $10.57 million or $0.29 per share, compared with a loss of $16.52 million or $0.66 per share for the comparable quarter in 2015. The decrease in the loss is primarily due to non-recurring research and development expenses incurred in the quarter ended September 30, 2015 related to the neuroFix acquisition offset in part by increased research and development expense related to the NFC-1 program.

Nine Months Financial Results

Gross research and development expense for the nine months ended September 30, 2016 were $23.42 million increasing from $12.93 million for the same period in 2015 mainly due to increased sub-contractor costs to advance the Company’s clinical activities related to NFC-1 (MDGN-001) program. Net research and development expenses for the nine months ended September 30, 2016 were $23.22 million, increasing from $11.13 million for the same period in 2015. The increase in net research and development expenses was due to the increase in gross research and development expenses as detailed above in addition to a decrease of $1.60 million in the amount of development grants received from the Israeli Office of the Chief Scientist.

Non-recurring research and development expenses of $8.17 million for the nine months ended September 30, 2015 were related to the neuroFix acquisition.

General and administrative expenses for the nine months ended September 30, 2016 were $10.18 million, decreasing from $10.83 million for the same period in 2015 primarily due to a decrease in stock-based compensation expenses related to options granted to directors, which was offset in part by severance benefits recorded upon the termination of an officer of the Company.

Financial expenses for the nine months ended September 30, 2016 were de minimis, decreasing from $1.43 million for the same period in 2015. The $1.43 million of financial expense in 2015 was mainly due an increase in the valuation of the Company’s then outstanding warrant liability that required revaluation. All such warrants were exercised in 2015, thus eliminating such liability and revaluation in 2016.

For the nine months ended September 30, 2016 the Company reported a net loss of $33.42 million or $0.97 per share, compared with a net loss of $31.53 million or $1.27 per share for the nine months ended September 30, 2015.

MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
U.S dollars in thousands (except share and per share data)

	September 30, 2016	December 31, 2015
	Unaudited
ASSETS

CURRENT ASSETS:

Cash and cash equivalents	$47,257	$53,064
Prepaid expenses and other current assets	589	747
Total current assets	47,846	53,811

LONG-TERM ASSETS:

Restricted lease deposits	30	23
Property and equipment, net	454	424
Total long-term assets	484	447

Total assets	$48,330	$54,258

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Trade payables	$618	$1,322
Other accounts payable and accrued expenses	4,878	2,586
Total current liabilities	5,496	3,908

Total liabilities	5,496	3,908

STOCKHOLDERS' EQUITY:

Common stock-$0.0001 par value; 100,000,000 shares authorized; 37,106,343 shares issued and 37,097,843 shares outstanding at September 30, 2016; 32,869,217 shares issued and 32,860,717 shares outstanding at December 31, 2015	4	4
Additional paid-in capital	214,381	188,476
Accumulated deficit	(171,551)	(138,130)

Total stockholders' equity	42,834	50,350

Total liabilities and stockholders' equity	$48,330	$54,258

MEDGENICS, INC. AND ITS SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
US Dollars in thousands (except share and per share data)

	Nine months ended September 30,		Three months ended September 30,
	2016	2015	2016	2015
	Unaudited
Research and development expenses	$23,417	$12,927	$7,725	$4,568
Less - Participation by the Office of the Chief Scientist	(196)	(1,797)	(196)	(367)
Research and development expenses, net	23,221	11,130	7,529	4,201
Non-recurring research an development expenses resulting from acquisition	-	8,170	-	8,170
General and administrative expenses	10,178	10,832	3,042	2,996
Operating loss	(33,399)	(30,132)	(10,571)	(15,367)
Financial expenses	(10)	(1,431)	-	(1,192)
Financial income	4	45	14	44
Loss before taxes on income	(33,405)	(31,518)	(10,557)	(16,515)
Taxes on income	16	11	13	6
Net Loss	$(33,421)	$(31,529)	$(10,570)	$(16,521)

Basic loss per share	$(0.97)	$(1.27)	$(0.29)	$(0.66)
Diluted loss per share	$(0.97)	$(1.30)	$(0.29)	$(0.66)

Weighted average number of Common stock used in computing
basic loss per share	34,510,787	24,911,481	37,080,789	24,982,577

Weighted average number of Common stock used in computing
diluted loss per share	34,510,787	24,974,128	37,080,789	24,982,577

About Medgenics

Medgenics is dedicated to unlocking the potential of genomic medicine to identify and treat patients with life-altering conditions. Its efforts, including its internal research and development and ongoing sponsored research and licensing agreements with a well-respected pediatric academic medical center, give Medgenics the ability to focus on the underlying genetic pathway of pediatric diseases with the goal of finding therapeutic solutions for subpopulations of both children and adults living with rare and other difficult-to-treat diseases. Medgenics is also the developer of TARGT™ (Transduced Autologous Restorative Gene Therapy), a proprietary gene therapy platform.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company's financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as "estimate," "project," "intend," "forecast," "anticipate," "plan," "planning,” "expect," "believe," "will," "will likely," "should," "could," "would," "may" or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics

Brian Piper

brian.piper@medgenics.com

Westwicke Partners

Chris Brinzey

339-970-2843

chris.brinzey@westwicke.com